UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

Independence Holding Company

(Exact name of registrant as specified in its charter)

Delaware	001-32244	58-1407235
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

96 Cummings Point Road

Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 358-8000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of Independence Holding Company (the “Company”) was held on June 15, 2012. Matters submitted to stockholders at the meeting and the voting results thereof were as follows:

Proposal One – Election of Directors

The stockholders of the Company elected each of the following director nominees proposed by the Company’s Board of Directors to serve until the next annual meeting of stockholders of the Company. The voting results for each director nominee are set forth below.

Name	For	Withheld	Broker Non-Votes

Mr. Larry R. Graber	12,201,717	2,259,827	2,356,320

Mr. David T. Kettig	12,188,294	2,273,250	2,356,320

Mr. Allan C. Kirkman	12,670,894	1,790,650	2,356,320

Mr. John L. Lahey	12,674,443	1,787,101	2,356,320

Mr. Steven B. Lapin	12,201,717	2,259,827	2,356,320

Mr. James G. Tatum, C.F.A.	12,675,096	1,786,448	2,356,320

Mr. Roy T. K. Thung	12,272,554	2,188,990	2,356,320

Proposal Two – Ratification of Appointment of Independent Auditors

The stockholders of the Company ratified the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ended December 31, 2012. The voting results for the appointment of KPMG LLP are set forth below.

For	Against	Abstention	Broker Non-Votes

16,741,767	70,596	5,501	0

Proposal Three –Increase in Number of Authorized Shares

The stockholders of the Company authorized an increase in the number of authorized shares of common stock, par value $1.00 per share, from 20 million to 23 million, resulting in an increase in the total number of capital stock from 20.1 million to 23.1 million.

For	Against	Abstention	Broker Non-Votes

16,587,708	225,358	4,798	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

Date: June 18, 2012	By:	/s/ Adam C. Vandervoort
Name: Adam C. Vandervoort
Title: Corporate Vice President, Secretary and General Counsel